Exhibit 5.1

                             [MACyF LETTERHEAD]




                                               January 7, 2003

GRUPO TELEVISA, S.A.
Av. Vasco de Quiroga No. 2000
Colonia Santa Fe
01210 Mexico, D.F.


Ladies and Gentlemen:

     We are acting as Mexican counsel for Grupo Televisa, S.A. (the "Company"), a limited liability stock corporation (sociedad anonima) organized under the laws of the United Mexican States ("Mexico") in connection with its registration statement on Form S-8 (the "Registration Statement") to register under the United States Securities Act of 1933, as amended, certain Series "A" shares, Series "L" shares and Series "D" shares, which have been issued in the form of ordinary participation certificates (certificados de participacion ordinarios) ("CPOs"), and certain additional Series "A" shares of the capital stock of the Company (the "A Shares"). Each of the CPOs has been issued by Nacional Financiera, S.N.C. (the "Trustee"), as trustee for a Mexican trust. Each CPO represents financial interests in, and limited voting rights with respect to, one Series A Share, one Series L Share and one Series D Share of the Company (referred to collectively and together with the A Shares, as the "Shares").

     We have examined the originals, or certified, conformed or reproduction copies, of all records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinions hereinafter expressed. In all such examinations, we have assumed the genuineness of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to such opinions, we have relied upon statements or certificates of public officials or representatives of the Company.

     We express no opinion as to the laws of any jurisdiction other than Mexico.

     Based upon and subject to the foregoing, we are of the opinion that:

     1. The Company has been duly organized and is validly existing as a limited liability stock corporation (sociedad anonima) under the laws of Mexico.

     2.   The   Shares   have  been   validly   issued,   fully   paid  and
          non-assessable.

     3. The CPOs have been validly issued by the Trustee and are fully paid and non-assessable.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

     The opinion expressed herein is solely for your benefit and may not be relied upon in any manner or for any purpose except as specifically provided for herein (other than by Fried, Frank, Harris, Shriver & Jacobson, the Company's New York counsel) without our prior written consent.

                                                Sincerely,

                                Mijares, Angoitia, Cortes y Fuentes, S.C.


                                /s/ Ricardo Maldonado Yanez
                                ---------------------------------
                                By: Ricardo Maldonado Yanez